Exhibit 99.1

VIRTUAL PIGGY APPOINTS INNOVATIVE FOUNDER AND CHAIRMAN AS CEO

Secure Youth E-Commerce Solution Founder, Dr. Jo Webber, Named CEO

PHILADELPHIA, PA. - Virtual Piggy, Inc. (OTCBB: VPIG), an innovator in safe-online youth purchasing, today announced the appointment of Founder and Chairman Dr. Jo Webber as the company’s Chief Executive Officer.

“When I was a child, the Internet did not exist,” said Dr. Webber.  “However, in one short generation that has all changed and most 11 year olds today are online playing games, socializing and spending money.  At Virtual Piggy we empower the under 18 year old market to make purchases in a safe and secure, parent-controlled manner.”

Webber is a serial entrepreneur in the software industry.  As the CEO of InnaPhase Corporation she directed the company through strong organic growth leading to the 2004 acquisition by Thermo Fisher (NYSE:TMO).  As the CEO of Energy Solutions International, Webber grew the company with two strategic acquisitions, and led the successful sale of it in 2010.

Webber has a Ph.D. in Quantum Physics, and also serves on the boards of Maxwell Systems and Octagon Research Solutions.  She is a Fellow of the Royal Society of Chemistry and a Chartered Chemist.

About Virtual Piggy, Inc.
Virtual Piggy, Inc. is the first e-commerce solution that enables kids to manage and spend money within a parent-controlled environment.  The technology company delivers online security platforms designed for the Under 18 age group in the global online market, and also enables online businesses the ability to function in a manner consistent with the Children’s Online Privacy Protection Act (“COPPA”) and similar international children’s privacy laws.  Virtual Piggy enables the Under 18 audience to play, transact and socialize in a secure online environment guided by parental permission, oversight and control.  The company is based in Philadelphia, PA and on the Web at: www.virtualpiggy.com

Contact
Bender/Helper Impact
Melisa Gotto/Sabrina Khan
melisa_goto@bhimpact.com / sabrina_khan@bhimpact.com
310-473-4147